SOURCE: XO Holdings, Inc. and ACF Industries Holding Corp.

XO Holdings and ACF Industries Holding Corp. Announce Completion of Merger

HERNDON, VA--(August 18, 2011)  - XO Holdings, Inc. ("XO Holdings” or the “Company”) and ACF Industries Holding Corp., a Delaware corporation (“ACF”) today announced that as of 4:45 p.m. on August 18, 2011 (the “Effective Time”), they have completed the merger  of the Company with XO Merger Corp. pursuant to the Agreement and Plan of Merger, dated as of July 11, 2011 (the “Merger Agreement”). The Merger Agreement provided for the merger (the “Merger”) of XO Merger Corp. (the “Merger Sub”) with and into the Company, with the Company being the surviving entity.  XO Merger Corp. was a Delaware corporation owned by ACF Industries Holding Corp., a Delaware Corporation, and its affiliates (collectively, the “Parent Group”).  Each member of the Parent Group and Merger Sub are affiliates of Carl C. Icahn, the Chairman of the Company’s Board of Directors and, prior to completion of the merger, beneficial owner of approximately 91.76% of the combined voting power of the Company’s outstanding shares of capital stock consisting of his beneficial ownership of 113,410,769 shares of the 182,075,165 outstanding shares of the Company’s common stock, par value $0.01 (the "Company Common Stock") and 100% of the outstanding shares of the Class B and Class C preferred stock.

As a result of the Merger, the Company has become a privately held company; the Company Common Stock has ceased trading on the Over the Counter Bulletin Board (“OTCBB”) and will no longer be listed on the OTCBB or Pink Sheets. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares owned by the Parent Group or held in treasury, and (ii) shares in respect of which appraisal rights have been properly exercised under Delaware law) has been canceled and automatically converted into the right to receive $1.40 in cash without interest plus a non-transferable, uncertificated contract right to receive a pro rata share of certain proceeds received by Parent Group or its affiliates in certain circumstances if Parent Group or its affiliates should sell or agree to sell XO Holdings or its assets within one year of the date of execution of the Merger Agreement and such sale is consummated (the "Merger Consideration").

Stockholders who hold stock certificates will receive instructions and a letter of transmittal from American Stock Transfer and Trust Company, LLC, the paying agent, concerning how and where to forward their certificates for payment. For shares held in "street name" by a broker, bank or other nominee, shareholders will not need to take any action to have shares converted into cash, as this will be done by the broker, bank or other nominee. In addition, holders of options issued under the 2002 Stock Incentive Plan had the right to exercise their options up to the Effective Time.  As the Company had no options outstanding with an exercise price below $4.80, the Company did not expect any options to be exercised.  All unexercised options expired at the Effective Time.

Cautionary Language Concerning Forward-Looking Statements

The statements contained in this release that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include those describing our expectations regarding the Merger, delisting of Company Common Stock, receipt of instructions and  procedures for receipt of Merger Consideration. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of XO Holdings, Inc. may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. Other factors to consider also include the risk factors described from time to time in the reports filed by XO Holdings, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 and its quarterly reports on Form 10-Q. XO Holdings, Inc. undertakes no obligation to update any forward-looking statements, except as otherwise required by law.

 About XO Holdings

XO Holdings, Inc. is a leading nationwide provider of advanced broadband communications services and solutions for businesses, enterprises, government, carriers and service providers. Its customers include more than half of the Fortune 500, in addition to leading cable companies, carriers, content providers and mobile network operators. Utilizing its unique combination of high-capacity nationwide and metro networks as well as broadband wireless capabilities, XO offers customers a broad range of managed voice, data and IP services with proven performance, scalability and value in more than 85 metropolitan markets across the United States. For more information, visit www.xo.com.

Contact:

For XO Holdings, Inc.:
Randi Steinhaus
T: (703) 547-2000

For ACF Industries Holding Corp.:
Susan Gordon
T: (212) 702-4309